Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847/439-2210

COMPANY CONTACT:	MEDIA CONTACT:
Jeffrey J. Siemers	Katie Wood
Executive Vice President, Chief Administrative and Financial Officer, and Secretary 847/718-8024	Edelman 312/240-2827

FOR IMMEDIATE RELEASE

MATERIAL SCIENCES CORPORATION COMMENTS ON EXPECTED

RESULTS FOR FOURTH QUARTER FISCAL 2006 AND FISCAL 2007

Elk Grove Village, IL – April 27, 2006 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated metal applications, today announced that it expects fourth quarter fiscal 2006 sales, for the period ended February 28, 2006, to be approximately $64 million and that sales for the full year to be approximately $288 million.

The company said it expects to report a net loss for the fourth quarter of between $200,000 and $400,000, equivalent to fully diluted loss per share of $0.01 to $0.03, and expects full year earnings per share of $0.37 to $0.39. These anticipated results include the results of the Company’s Electronic Materials and Devices Group (EMD), which was divested on June 20, 2005.

Clifford D. Nastas, chief executive officer for Material Sciences, said, “Fourth quarter sales of our Quiet Steel® acoustical products were essentially flat, as the growth in body panel laminates was offset by weakness in aftermarket brake demand. However, sales of coated products, net of revenues derived from converting our gas tank business from a toll to a package approach, where we benefit from ownership of the metal, declined by approximately $7 million, as some sales migrated to overseas competitors and certain customers diversified their supply base.

“We expect sales of coated products will continue to be adversely affected by these trends in fiscal year 2007 and that laminate sales, including Quiet Steel sales in auto body panels, will also be flat. This anticipated slowdown in the historical growth rate of our laminate products reflects our expectation that the adoption of Quiet Steel in several new platforms will be offset by lower sales on existing programs, due to reduced production rates for vehicles that use Quiet Steel as well as other factors that are negatively affecting our existing Big Three OEM clients.

“While the sales outlook is disappointing, we are beginning to make progress implementing essential quality, process improvement, and inventory management programs during the fourth quarter. These operational improvements have already reduced quality-related costs and will partially alleviate the adverse impact of the lower level of sales we anticipate next year.

“Looking ahead, we are optimistic that sales for automotive acoustical applications will resume growth in fiscal year 2008 as our robust pipeline of new development projects and progress with North America-based transplant manufacturers bear fruit. In particular, the opening of our new Applications Research Center (ARC) in Canton, Mich., will give us an extraordinary opportunity to broaden the exposure of our products in both automotive and non-automotive markets. We hope to share our enthusiasm surrounding this facility with our shareholders by holding our annual meeting at the ARC in mid-June.”

The company expects to report and host a conference call to review its fourth quarter and full year fiscal 2006 results during the week of May 8th.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation and knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated metal applications as well as changes in industry capacity; the Company’s ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under them; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America and Europe; the successful completion and operation of the Applications Research Center; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part II, Item 7 of the Company’s Annual Report on Form 10-K/A for the year ended February 28, 2005, filed with the Securities and Exchange Commission on January 9, 2006.

MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Additional information about Material Sciences through the Internet is available at www.matsci.com.